Exhibit 10.74

CHANGE OF CONTROL AGREEMENT

This Change Of Control Agreement (the “Agreement”) is entered into this 24th day of November, 2008 (the “Effective Date”), between Chordiant Software, Inc. (the “Company”) and Charles A. Altomare (“Executive”).  This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

Whereas, Executive is employed by the Company pursuant to the terms of Executive’s offer letter with the Company; and

Whereas, the Company believes it is imperative to provide Executive with certain severance benefits, including certain equity acceleration, in the event that Executive is terminated without Cause (as defined herein) or resigns for Good Reason (as defined herein) in connection with a Change of Control (as defined herein);

Now, Therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Termination of Employment.

(a)           At-Will Employment.  Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause (as defined herein).  Similarly, Executive may resign his/her employment at any time, with or without advance notice or Good Reason (as defined herein).  Executive shall not receive any compensation of any kind, including, without limitation, severance benefits, following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided herein, or as provided in any plan documents governing the compensatory equity awards that have been or may be granted to Executive from time to time in the sole discretion of the Company (the “Stock Awards”).  Executive shall devote all reasonable efforts to the performance of Executive’s duties, and shall perform such duties in good faith.

(b)           Termination Related to a Change of Control.  If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case on or within twelve (12) months after a Change of Control (a “Covered Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and provided Executive signs and allows to become effective a release substantially in the form attached hereto as Exhibit A (the “Release”) within the time period provided therein, then the Company shall provide Executive with the following severance benefits (the “Benefits”):

(i)           The Company shall make severance payments to Executive in the form of continuation of Executive’s base salary (at the rate in effect on the Termination Date) for the first twelve (12) months following the Termination Date (the “Severance Period”).  These payments will be made on the Company’s ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

(ii)           The Company will pay Executive an amount equal to Executive’s annual bonus.  The annual bonus will be calculated at one of the following rates, whichever is higher: (1) as if both Executive and the Company achieved one hundred (100) percent of their specified performance objectives for the year in which the Termination Date occurs; or (2) the actual performance of the Company and Executive, determined as of the Termination Date, as measured against the specified performance objectives for the year in which the Termination Date occurs.  This amount will be paid over the Severance Period on the Company’s ordinary payroll dates, in equal installments, and will be subject to standard payroll deductions and withholdings.

(iii)           The Company will pay Executive an additional amount of $3,000, which Executive may, but is not obligated to, use to pay for life insurance benefits during the Severance Period.  This amount will be paid over the Severance Period on the Company’s ordinary payroll dates, in equal installments, and will be subject to standard payroll deductions and withholdings.

(iv)           Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”), the Company will pay the premiums for Executive’s group health (including dental and vision) insurance coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following the Covered Termination or such lesser number of months as Executive and Executive’s eligible dependents are eligible for such coverage; provided, however, that the Company will pay premiums for Executive and Executive’s eligible dependents only for coverage for which they were enrolled immediately prior to the Termination Date.  Executive (and Executive’s dependents, as applicable) will be solely responsible for making a timely and accurate election for continuation of coverage pursuant to COBRA.  No premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health (including dental and vision) insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) cease to be eligible for COBRA coverage.  After the Severance Period, for the balance of the COBRA period, if any, Executive shall maintain any such coverage at Executive’s own expense.

(v)           After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company will accelerate the vesting of the Stock Awards such that the lesser of the following shall vest effective as of the Termination Date:  (a) 50% of the then-unvested shares, rights, or units, as applicable subject to the Stock Awards; and (b) that number of shares, rights or units subject to each such Stock Award that would have vested if Executive had worked for the Company for twelve (12) additional months beyond the Termination Date.  This acceleration of vesting will be in addition to any acceleration of vesting of the Stock Awards that Executive would otherwise receive under the Company’s 2000 Nonstatutory Equity Incentive Plan, 1999 Equity Incentive Plan, 2005 Equity Incentive Plan or any other documents governing the Stock Awards.  In addition, Executive shall have one (1) year to exercise any vested Stock Awards, but in no event shall such exercise period extend beyond the expiration of the original term of the Stock Award.  Except as expressly set forth herein, the Stock Awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents.  Notwithstanding anything to the contrary contained herein, the maximum number of months of accelerated vesting that may be credited to any Stock Award under this Agreement, when added to any accelerated vesting provided for under any award agreement or equity incentive plan documents, shall not exceed twenty-four (24) months in the aggregate.

(c)           Termination For Cause Procedure.  The Company may not terminate Executive’s employment for Cause unless and until Executive receives a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board of Directors of the Company or any successor thereto (“Board”) finding that in the good faith opinion of the Board, Executive was guilty of the conduct constituting “Cause” and specifying the particulars thereof in detail.  The Company shall provide Executive with reasonable notice of the Board vote and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board.

2.           Limitations And Conditions On Benefits

(a)           Release Prior to Payment of Benefits.  Upon the occurrence of a Covered Termination, and prior to the payment of any of the Benefits, Executive shall execute, and allow to become effective, the Release within the time frame set forth therein, but not later than the 60th day following the Termination Date.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company).  Notwithstanding the payment schedules set forth in Section 1 above, no Benefits will be paid prior to the effective date of the Release. On the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Benefits being paid as originally scheduled.

(b)           Compliance with Section 409A.  It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined above) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 2(b) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

3.           Definitions.

(a)           Definition of Cause.  For purposes of this Agreement, “Cause” shall mean that Executive has committed, or there has occurred, one or more of the following events:  (1) conviction of any felony or misdemeanor involving moral turpitude, fraud or act of dishonesty against the Company; (2) a finding by the Board, after a good faith and reasonable factual investigation, that Executive has engaged in gross misconduct; or (3) material violation or material breach of any Company policy or statutory, fiduciary, or contractual duty of Executive to the Company; provided, however, that in the event that any of the foregoing events occurs, the Company shall provide notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) days to cure such event if such event is capable of being cured.

(b)           Definition of Good Reason. For purposes of this Agreement, “Good Reason” means that Executive voluntarily terminates employment with the Company (or any successor thereto) if and only if:

(i)           one of the following actions has been taken without Executive’s express written consent:

(1)           there is a material reduction (where material is considered greater than 5%) in Executive’s annual base compensation from the compensation in effect immediately preceding the Change of Control;

(2)           there is a material change in Executive’s position or responsibilities (including the person or persons to whom Executive has reporting responsibilities) that represents an adverse change from Executive’s position or responsibilities from those in effect at any time within ninety (90) days preceding the date of the Change of Control or at any time thereafter;

(3)           Executive is required to relocate Executive’s principal place of employment to a facility or location that would increase Executive’s one way commute distance by more than twenty-five (25) miles;

(4)           the Company (or any successor thereto) materially breaches its obligations under this Agreement or any other then-effective employment agreement with Executive; or

(5)           any acquirer, successor or assignee of the Company fails to assume and perform, in all material respects, the obligations of the Company hereunder; and

(ii)           Executive provides written notice to the Company’s Board within the thirty (30) day period immediately following such action; and

(iii)           such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(iv)           Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Good Reason.

(c)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” means: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

4.           Best After Tax.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) .  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 4.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.           Other Employment Terms and Conditions.  The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

6.           General Provisions.

(a)           This Agreement, including all exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.  Notwithstanding the foregoing, nothing in this Agreement shall affect the parties’ obligations under the Stock Awards (except as expressly set forth herein) or Executive’s Employee Proprietary Information and Inventions Agreement.  This Agreement cannot be modified except in a writing signed by Executive and a duly-authorized member of the Board.

(b)           Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective under applicable law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the parties insofar as possible.

(c)           Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d)           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Facsimile signatures shall be deemed as effective as originals.

(e)           This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executives and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

(f)           If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

(g)           For purposes of construction, this Agreement shall be deemed to have been drafted by the Company, and the rule of construction of contracts that ambiguities are construed against the drafting party shall be applied against the Company.

(h)           Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Executive shall be in writing and addressed to Executive at the address indicated herein or to the last known address provided by Executive to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile or e-mail.

In Witness Whereof, the parties have executed this Agreement as of the date written below.

/s/ Charles A. Altomare
Charles A. Altomare

Address:

Date:	11/24/08

CHORDIANT SOFTWARE, INC.

/s/ Steven R. Springsteel
Name: Steven R. Springsteel
Title: President & CEO

Date:	11/24/08

Exhibit A – Release Agreement

                                                   .

Exhibit A

RELEASE AGREEMENT FOR EMPLOYEES 40 YEARS OF AGE OR OLDER

I understand and agree completely to the terms set forth in the Chordiant Software, Inc. Change of Control Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Chordiant Software, Inc. (the “Company”) and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Chordiant Software, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Charles A. Altomare

Sign:

Date: